Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2018 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND UPDATE OF EARNINGS GUIDANCE

Same store sales increased 1.1% for the fourth quarter of fiscal 2018

EL SEGUNDO, Calif., January 14, 2019 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today reported sales results for the fiscal 2018 fourth quarter and full year ended December 30, 2018.

For the fiscal 2018 fourth quarter, net sales were $247.1 million compared to net sales of $242.9 million for the fourth quarter of fiscal 2017. Same store sales increased 1.1% for the fourth quarter of fiscal 2018. The Company’s merchandise margins decreased approximately 11 basis points for the fourth quarter of fiscal 2018 from the fourth quarter of fiscal 2017.

For the fiscal 2018 full year, net sales decreased to $987.6 million from $1.01 billion in fiscal 2017. Same store sales decreased 2.7% for the fiscal 2018 full year. The Company’s merchandise margins decreased approximately 12 basis points for the fiscal 2018 full year compared to fiscal 2017.

Total merchandise inventories were down approximately 7.0% at year-end versus the prior year, reflecting a significant reduction of winter product inventory as well as the Company’s efforts to optimize inventory levels across its product assortment. Fiscal year-end debt levels decreased by approximately $19 million from the end of the third quarter of fiscal 2018 to $65 million as of December 30, 2018.

For the fiscal 2018 fourth quarter, the Company now expects to realize a loss per share in the range of $0.15 to $0.17, which compares to the Company’s previous guidance for the fourth quarter of a loss per share in the range of $0.15 to $0.25. For the fiscal 2018 full year, the Company now expects to realize a loss per share in the range of $0.08 to $0.10. Earnings guidance for the fiscal 2018 fourth quarter and full year is unaudited and excludes charges to be determined related to a deferred tax valuation allowance for certain income tax credits and potential asset impairment.

“After same store sales decreased in the low-single-digit range in October and November, same store sales increased in the mid-single-digit range during our December period,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Sales benefitted from exceptionally strong demand for winter products following Christmas as winter weather conditions in many of our markets were highly favorable. For the quarter, same store sales in our apparel category increased in the high-single-digit range, same store sales in our footwear category were slightly positive and same store sales in our hardgoods category decreased in the low-single-digit range. We achieved small increases in both customer transactions and average sale during the quarter.”

Mr. Miller continued, “We are pleased that the positive weather comparisons and resulting momentum in our winter product categories have continued into January, providing a strong sales start to our new year and allowing us to sell through our winter inventory at favorable margins.”

The Company expects to issue earnings results for the fiscal 2018 fourth quarter and full year by the end of February.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 436 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended December 30, 2018. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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